Calculation of Filing Fee Tables
S-8
BBB FOODS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common shares, no par value	Other	37,640,312	$ 5.73	$ 215,678,987.76	0.0001381	$ 29,785.27
Total Offering Amounts:						$ 215,678,987.76		$ 29,785.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 29,785.27
Offering Note
[1]	(1) The securities to be registered include Class A common shares, no par value, of BBB Foods Inc. ("Class A common shares") issuable under BBB Foods Inc.'s Non-Qualified Stock Option Plan, dated as of July 15, 2004, as amended (the "2004 Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement on Form S-8 (the "Registration Statement") to which this exhibit relates also covers an indeterminate number of additional shares of Class A common shares, as may become issuable under the 2004 Plan from adjustments as a result of stock dividends, stock splits, and other similar transactions. (2) Represents 37,640,312 Class A common shares issuable upon exercise of options under the 2004 Plan. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the weighted-average exercise price of options outstanding of $5.73 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources